UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

GANNETT CO., INC.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation or Organization)	38-3910250 (I.R.S. Employer Identification No.)
7950 Jones Branch Drive, McLean, Virginia (Address of Principal Executive Offices)	22107-0910 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Explanatory Note

This Form 8-A/A is filed by Gannett Co., Inc. (the “Company”) to reflect the expiration of the preferred stock purchase rights (the “Rights”) registered on Form 8-A filed by the Company on April 7, 2020.

Item 1.	Description of Registrant’s Securities to be Registered.

Item 1 is hereby amended and supplemented as follows:

On April 5, 2023, the Section 382 Rights Agreement (the “Rights Agreement”), dated as of April 6, 2020, between the Company and American Stock Transfer & Trust Company LLC, as Rights Agent, expired according to its terms and is of no further force and effect. As a result, the Rights Agreement and the Rights issued thereunder expired by their own terms. The Company’s stockholders were not entitled to any payment as a result of the expiration of the Rights Agreement and the Rights.

In connection with the expiration of the Rights Agreement and the Rights, the Company filed a Certificate of Elimination with the Secretary of State of the State of Delaware on May 5, 2023, which, effective upon filing, eliminated the 150,000 shares of preferred stock previously designated as Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the “Series A Preferred Stock”), from the Company’s Amended and Restated Certificate of Incorporation, as amended and returned such shares to the status of authorized but unissued shares of preferred stock, without designation.

The foregoing summary of the Certificate of Elimination does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Certificate of Elimination attached as Exhibit 3.1 hereto and incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description

3.1
Certificate of Elimination of Series A Junior Participating Preferred Stock of Gannett Co., Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed May 8, 2023)

4.1
Section 382 Rights Agreement, dated as of April 6, 2020, by and between Gannett Co., Inc. and American Stock Transfer & Trust Company LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed April 7, 2020).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: May 8, 2023	Gannett Co., Inc.

	By:	/s/ Douglas Horne
Douglas Horne
Chief Financial Officer and Chief Accounting Officer (principal financial and principal accounting officer)